Exhibit 99.1
For release: October 10, 2007, 6:00 am EDT
Greenbrier to provide GE’s Rail Services business with 11,900 new railcars over 8 years; railcars to include GE fleet management technology
     Lake Oswego, Oregon, October 10, 2007 – The Greenbrier Companies [NYSE:GBX] and the Rail Services division of GE Equipment Services today announced an agreement under which Greenbrier will manufacture 11,900 tank cars and covered hopper cars for Rail Services over an eight-year period. As part of the agreement, Greenbrier will install GE’s proprietary VeriWise™ RAIL fleet management technology on the railcars during the manufacturing process.
     The majority of the railcars will be tank cars, and the agreement marks Greenbrier’s entry into the tank car manufacturing market in North America. Initially, Greenbrier will produce 30,000-gallon non-coiled, non-insulated tank cars, which are used to transport ethanol, methanol and more than 60 other commodities. Greenbrier plans to develop and produce other general-purpose tank cars in coming years. The agreement provides for flexibility in car type mix to meet future market needs and fluctuations.
     Under the agreement, delivery of the first 3,400 railcars is expected to commence in the third calendar quarter of 2008, with completion expected by the first half of calendar 2011. Deliveries beyond this first group of railcars are subject to fulfillment of certain competitive conditions.
     GE’s VeriWise RAIL solution generates information about a railcar’s location and the environmental conditions inside it for customers, who can use the information to enhance safety and security, improve shipment delivery cycles and increase the productivity of their fleet operations.
     William A. Furman, president and chief executive officer of Greenbrier, said, “We are gratified at the confidence GE Rail Services, the largest operating lessor in North America, has placed in us by selecting Greenbrier to supply its new freight car needs. Our recently formed joint venture facility, Greenbrier-GIMSA, is expected to provide low capital cost access to competitive tank car production. This facility also has additional space to expand production further, once we have ramped up tank car production, should market conditions support it. We intend to capitalize both on our prior experience in building tank cars in Europe and Canada and on GE Rail Services’ vast knowledge of tank cars, to help ensure the smooth start-up of this new product line.”

     Jay Wileman, president and chief executive officer of GE Equipment Services, Rail Services, said “GE is excited about the opportunity to build our cutting-edge asset intelligence technology into railcars with such a high-quality railcar builder. We look forward to working with Greenbrier.”
     About Greenbrier
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 35 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 136,000 railcars.
     About GE Equipment Services
     GE’s Equipment Services business is a global provider of transport solutions for the world’s supply chains. Offering a full range of equipment leasing and intelligence-based asset management and logistics services for manufacturers, retailers, and shippers, Equipment Services enables the timely movement of raw material and cargo for the global economy.
     Its Rail Services unit, headquartered in Chicago, is a provider for all aspects of railcar and intermodal fleet management. The unit provides a range of flexible leasing products as well as a full suite of services, including Maintenance MAX®, VeriWise RAIL and VeriWise INTERMODAL asset intelligence, and the Repair Solutions Program. Offering one of the most diverse fleets in the industry, Rail Services leases approximately 165,000 railroad cars and 120,000 intermodal trailers, containers and chassis to shippers and railroads in diverse markets across North America. For further information, visit http://www.ge.com/railservices/
Media Contacts:
Greenbrier
Mark Rittenbaum, 503-684-7000
investor.relations@gbrx.com
GE Equipment Services
Donna Mirandola, Rail Services, 312-853-5143
Donna.Mirandola@ge.com
David Frail, Equipment Services, 203-961-2281
David.Frail@ge.com

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 . Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.